SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON DC 20549

                              -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) May 10, 2004

                          THE ENCHANTED VILLAGE, INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


              Delaware                 000-11991           30-0091294
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    (STATE OF OTHER JURISDICTION     (COMMISSION          (IRS EMPLOYER
         OF INCORPORATION)           FILE NUMBER)       IDENTIFICATION NO.)

          No. 1169 Yumeng Road, Ruiian Economic Development District,
                   Ruian City, Zhejiang Province, P.R. China
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                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE     (727) 231-7544
                                                          ----------------------

          936A Beachland Boulevard, Suite 13 Vero Beach, Florida 32963
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         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

Acquisition

      Pursuant to the Share Exchange Agreement (the "Exchange Agreement") dated as of April 4, 2004, by and among The Enchanted Village, Inc. (the "Registrant" or the "Company); Keating Reverse Merger Fund, LLC (the "Shareholder"), Xiao Ping Zhang, Xiao Feng Zhang and Shuping Chi (collectively, the "Sellers"); and Fairford Holdings Limited, a Hong Kong limited liability company ("Fairford"), on May 10, 2004 (the "Closing Date"), the Registrant acquired from the Sellers (the "Acquisition") all of the issued and outstanding equity interests of Fairford (the "Fairford Shares"). As consideration for the Fairford Shares, the Registrant issued 1,000,000 shares of its Series A Convertible Preferred Stock which are convertible into an aggregate of the 194,305,800 shares of the Common Stock of the Registrant. The consideration for the Acquisition was determined through arms length negotiations between the management of the Registrant and the Sellers.

Election of New Directors and Officers

      On the Closing Date, Kevin R. Keating resigned as President, Secretary Chief Financial Officer and sole Director of the Registrant. Effective May 7, 2004, Xiao Ping Zhang, Xiao Feng Zhang, and Guang Kang Chang began serving their terms as members of the Board of Directors of the Registrant. The newly elected directors appointed Xiao Ping Zhang as the Chairman and Chief Executive Officer, Xiao Feng Zhang as the Chief Operating Officer and Zong Yun Zhou as the Chief Financial Officer.

Share Ownership

      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock, immediately following the closing of the Acquisition and assuming conversion of the Company's Series A Convertible Preferred Stock by (a) each beneficial owner of more than five percent of the Common Stock; (b) each of the Company's directors; and (c) all of the Company's directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise specified, the address of each person set forth below is Ruili Group Ruian Auto Parts Co., Ltd., No. 1169 Yumeng Road, Ruian Economic Development District, Ruian City, Zhejiang Province, P.R. China.

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                                          TOTAL NUMBER OF
                               TOTAL       COMMON SHARES
                              NUMBER       ISSUABLE UPON       PERCENTAGE
                                OF         CONVERSION OF       OWNERSHIP
                             PREFERRED  SERIES A PREFERRED      ASSUMING
        NAME/TITLE            SHARES           STOCK          CONVERSION(1)
--------------------------------------------------------------------------------

Xiao Ping Zhang, Chief
Executive Officer and
Chairman                     701,538        136,312,992          66.4%

Xiao Feng Zhang, Chief
Operating Officer and
Director                      87,692         17,039,124           8.5%

Zong Yun Zhou, Chief
Financial Officer                -                -                 -

Guang Kang Chang, Director       -                -                 -

All Directors and
Executive Officers
(4 persons)                  789,230        153,352,116          74.9%

Shuping Chi                   87,692         17,039,124           8.5%

---------------------

      (1) Based on 199,288,000 shares outstanding as of April 30, 2004 assuming the conversion of all of the outstanding shares of the Series A Convertible Preferred Stock.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      The information set forth above under "Item 1. Changes in Control of Registrant" is incorporated herein by reference.

FORWARD LOOKING STATEMENTS

      The following description of business and other information included elsewhere in this Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or the Company's future financial performance. The Company has attempted to identify forward-looking statements by terminology including "anticipates," "believes," "expects," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predict," "should," or "will" or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company expectations are as of the date this Form 8-K is filed, and the Company does not intend to update any of the forward-looking statements after the date this Report on Form 8-K is filed to confirm these statements to actual results, unless required by law. The following discussion of the Enchanted Village, Inc.'s current operations and business plan. The terms "we," "our," "us," and the "Company" as used herein refer to the Enchanted Village, Inc. or the Joint Venture, as the case may be.

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

      From 1988 until the Closing Date, the Registrant had only nominal assets and liabilities and no current business operations. As a result of the Acquisition, the Registrant will continue the business operations of Fairford. The Registrant is a holding company and has no significant business operations or assets other than its interest in Fairford.

Fairford

      Fairford was organized in Hong Kong as a limited liability company on November 3, 2003. Fairford owns 90% of the equity interest of Ruili Group Ruian Auto Parts Co., Ltd., a sino-foreign joint venture (the "Joint Venture") established pursuant to the laws of the People's Republic of China ("PRC" or "China"). The Joint Venture is a joint venture between Fairford and Ruili Group Co., Ltd. (the "Ruili Group").

      The Ruili Group was incorporated in the PRC in 1987 to specialize in the development, production and sale of various kinds of automotive parts. Its headquarters are located in the Ruian District of Wenzhou City, one of the leading automotive parts manufacturing centers of China with more than 1400 auto parts manufacturing companies. Its major product lines include valves for air brake systems, auto metering products, auto electric products, anti-lock brake system and retarder. Some of those products were developed and are manufactured through affiliated companies of Ruili Group. Due to its leading position in the industry, the Chairman of Ruili Group, Mr. Xiao Ping Zhang, has been elected as the Chairman of Wenzhou Auto Parts Association of China. Mr. Zhang is also Chairman and Chief Executive Officer of the Company.

      The Joint Venture was established in the PRC on March 4, 2004 as a sino-foreign joint venture company with limited liability by the Ruili Group and Fairford. Fairford and Ruili Group contributed 90% and 10%, respectively, of the paid-in capital in the aggregate amount of US$7,100,000.

      In connection with its formation, effective January 19, 2004 the Joint Venture acquired the business of the Ruili Group relating to the manufacture and sale of various kinds of valves for automotive brake systems and related operations (the "Transferred Business"). This was accomplished by the transfer from the Ruili Group to Fairford of the relevant assets and liabilities of the Transferred Business including trade receivables, inventories, plant and machinery, and the assumption of short and long term borrowings, at a consideration of US$6,390,000. The consideration was based on a valuation by an independent PRC valuation firm. Fairford then injected these assets and liabilities as a capital contribution for its 90% interest in the Joint Venture. The Ruili Group also transferred inventory as its capital contribution for its 10% interest in the Joint Venture. The assets and liabilities injected in the Joint Venture by Fairford and the Ruili Group represented all the relevant assets and liabilities of the Transferred Business. Certain historical information of the Transferred Business is based on the operation of such Business when it was owned by the Ruili Group.

      Pursuant to the formation of the Joint Venture, on January 17, 2004, the Ruili Group and Fairford signed a binding Joint Venture agreement (the "JV Agreement"). Pursuant to the JV Agreement, the Board of Directors consists of

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

three directors; Fairford has the right to designate two members of the board and the Ruili Group has the right to designate one member. The majority of the Board has decision making authority with respect to operating matters. As a result, Fairford maintains operating control over the Joint Venture.

      Products

      As a result of the foregoing, through Fairford's 90% interest in the Joint Venture, the Registrant manufactures and distributes automotive air brake valves and hydraulic brake valves in China and internationally for use primarily in vehicles weighing over three tons, such as trucks, vans and buses. There are thirty-six categories of valves with over eight hundred different specifications. Management believes that it is the largest manufacturer of automotive brake valves in China.

      We have obtained ISO9001/QS9000/VDA6.1 System Certificates in 2001 and, in 2004, our products also passed the ISO/TS 16949 System Certification conducted by TUV Company. The ISO/TS 16949 system was enacted by IATF and has obtained the recognition of the world's main automobile makers. Because we hold the above certificates, we are qualified to sell our products worldwide. We also warrant our products for 50,000 to 60,000 kilometers of use. Warranty expense has historically been immaterial.

      CUSTOMERS

      We sell our products to forty-two vehicle manufacturers, including all of the truck manufacturers in China. As indicated, our valves are also widely used in buses. Typically, bus manufacturers purchase chasses from truck manufacturers which already have the Company's air brake valves incorporated.

      In general, our customers are divided into three groups: original equipment manufacturers ("OEM's") or automobile manufacturers in China, aftermarket distributors, and international customers, accounting for approximately 56%, 26% and 18%, respectively, of our annual sales.

      We have long term relationships with most of our OEM customers. In 2003, our three largest customers represented 50.9% of our total sales, among them, First Auto Group and Dongfeng Auto Corporation which are among the top five largest automobile manufacturers in China. The following table sets forth information regarding our three largest customers:

      LIST OF MAJOR CUSTOMERS


                                                   PERCENTAGE OF TOTAL
                        NAME OF CUSTOMER             REVENUE OF 2003
               --------------------------------- -----------------------
               First Auto Group                          34.3%

               Dongfeng Auto Corporation                 10.5%

               Liuzhou Special Auto                       5.1%
               Manufactuering Co. Ltd

      SALES AND MARKETING

      Our internal sales and marketing team consists of 19 individuals, 15 for domestic (PRC) sales and four for international sales. Our products are sold under the "SORL" trademark, which we license on a royalty free basis from the Ruili Group, which license expires in 2014.

      We  have  established  long-term   relationships  with  most  of  our  OEM
manufacturers. Normally, annual sales contracts with key customers are signed at the beginning of the calendar year, subject to revision every quarter.

      Our products are also sold in the aftermarket for replacement purposes. Currently, we have arrangements with 27 independent sales centers located across China, covering most of the major regions and cities. These centers sell exclusively the Company's and the Ruili Group's products to over 800 distributors.

      For the international market, we currently operate, in conjunction with the Ruili Group, two international sales centers located in Australia and Dubai. We also actively participate in international trade shows at Paris, Frankfurt, Detroit and Las Vegas. Our export sales have grown at more than 40% per year for the past three years.

      DISTRIBUTION

      We ship finished products directly to our OEM manufacturers. We also rent some of our key customers' warehouse space to provide on-site storage of finished products. Generally, the space is large enough to store one week's supply of finished goods.

      We distribute our products to our aftermarket customers through the network of twenty seven sales centers, which also function as the distribution centers for the respective region and center it covers.

      EMPLOYEES

      We currently employ approximately 453 persons: three for quality control, 12 technical staff, 19 sales staff, 411 production workers and 8 administrative staff. We have employment agreements with all of our employees whereby administrative staff workers agree to five years of employment and hourly workers agree to three years. These agreements bind the employee but not the Company and provide that when an employee quits he forfeits one month's salary to the Company.

      Historical   compensation   information  for  executive  officers  is  not
available since such officers worked for the Ruili Group in a number of capacities prior to the formation of the Joint Venture.

      FACILITIES

      Our facilities are located in Ruian District of Wenzhou City in the Zheijiang Province, which is the center of automotive parts production in China. The facilities include 25,443 square meters of product and warehouse, which we rent from the Ruili Group under a fifteen year lease. The annual rent is

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

approximately US $439,000, the terms of which are at least as favorable as those that could have been obtained from an unrelated party. We also share office space of 1,000 square meters with the Ruili Group which we utilize free of charge. At the production facility, the Company has production equipment which is typically imported form the U.S., Germany, Sweden, Taiwan and Japan.

      TECHNOLOGY

      In connection with the transfer of the valve business from the Ruili Group to the Joint Venture, the Joint Venture employed the necessary technical personnel and senior engineers and acquired the relevant valve technology.

      The Company plans to establish a research and development center and enter into a three year cooperation arrangement with the Tongji University, one of the leading universities in automotive engineering industry, to develop the next generation of products, new material and process application.

      The Company also has access to the Research and Development Center of the Ruili Group which in the future will enable the Company to utilize the services of up to 92 technical personnel on a negotiated basis. The Company also has one Chinese patent expiring in 2012 covering an automotive clutch empower device.

      The Company also has technical cooperation arrangements with Zhejiang University and Northern Communications University pursuant to which the Company receives general consulting advice and assistance on a project basis.

      RAW MATERIAL

      We purchase various components and raw materials for use in our manufacturing processes. The principal raw materials we purchase are aluminum and steel. The price of steel has increased significantly in the past year, and management believes that it will continue to increase. The increases have had an adverse impact on gross margins, since some of the increases cannot be passed on to our customers. However, we have informal arrangements with several OEM manufacturers whereby we bundle our orders for steel thereby gaining volume discounts on the aggregate bundled purchase.

      Our three largest suppliers are Zhejiang Huaneng Aluminum Company Limited, Shanghai Longsheng Metal Material Company Limited and Shanghai Zhonglu Metal
Material Company Limited, which in the aggregate account for 27%% of all components and raw materials purchased.

      Normally, the annual purchase plan for important raw material, such as aluminum and steel, is predetermined at the beginning of the calendar year according to our OEM customer's orders and our own forecast for the aftermarket and international sales. Such purchase plan with key suppliers can be revised quarterly. Our actual requirement is based on our monthly production plan. Management believes that this arrangement protects us from building up inventory when the orders from customers change.

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

      For raw materials other than steel and aluminum, we normally require our suppliers to maintain from one week up to one month of inventory at our warehouse, which they rent from us, so as to keep our inventory level to minimum.

      All components and raw materials are available from numerous sources. We have not, in recent years, experienced any significant shortages of manufactured components or raw materials and normally do not carry inventories of these items in excess of what is reasonably required to meet our production and shipping schedules.

      STRATEGIC PLAN

      The Company has established the following strategic plan:

      Maintain our domestic industry leadership through the following:

      1) Focus on quality control and cost reduction. We believe that our products offer higher quality and more competitive pricing compared with our competitors in the automotive air brake valve and automotive hydraulic brake valve market in China. We have been able to grow at more than 30% per year in sales for the past three years and to maintain what management believes is the Company's leading position in the industry. To sustain this competitive advantage and at the same time obtain higher profit margin, the Company plans to continue focusing on quality control and cost reduction.

      2) Invest in the next generation valve technology. We plan to invest in the next generation valve technology such as anti-lock brake systems and electric brakes, which management believes has great market potential in China.

      3) Expand production facilities to meet further demand. Management plans to acquire new facilities and procure new equipment Management also plans to increase the Company's sales force.

      Target the international market

      During 2003, approximately 20% of sales was generated from customers outside China. We believe our products are competitive in the international market. We plan to set up additional sales centers internationally, especially in the United States. We also plan to actively seek strategic partnerships with international distributors or manufacturers.

      Expand through strategic alliances and acquisition

      We are exploring opportunities to create long-term growth through new joint ventures or acquisitions of other automotive parts manufacturers. We will seek acquisition targets that can be easily integrated into our product manufacturing and corporate management, or companies that have strong joint-venture partners that would become major customers. Management believes Mr. Xiao Ping Zhang's position as the Chairman of the Wenzhou Auto Parts association provides a strategic advantage with respect to identifying potential acquisition targets.

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

      COMPETITION

      The automotive components industry in China is very fragmented. There are many small manufacturers who mainly target the aftermarket. However, there are not many companies who have established national sales networks and close relationships with the leading OEM manufacturers. We believe that the key factors for competition in the automotive valve market are quality/pricing competitiveness, wide scope of product selection, reliability, timeliness of delivery and effectiveness of customer service.

      We have three major competitors in our market: KaFu, WeiMing and Wapco. Of these three competitors, the sales volumes of KaFu and WeiMing are substantially below those of the Joint Venture. Furthermore, KaFu is a state-owned enterprise whose cost level is much higher than ours due to management and production inefficiency which is typical among most of the state-owned enterprises. WeiMing is a sino-foreign joint venture with Wapco, a German valve manufacturer, which also has a higher cost level due to much higher overhead. As such, pricing of the products manufactured by KaFu and WeiMing are higher than the products manufactured by the Company. The other competitor is WanAn, which is a private company that has been growing rapidly for the past several years. It has a similar cost structure and pricing level as the Company. However, their current sales volume is still much lower than ours. In the international market, our largest competitor is Wapco and we believe our advantage over Wapco is our pricing.

      CHINA'S ECONOMY

      Management believes that the most important factor to understanding the Chinese automobile industry is the country's rapid economic growth. The strong demand in the auto sector has been, and will continue to be, underpinned by the desire of residents to improve their living standards, given significant increase in income levels. GDP growth averaged 9.8% between 1982 and 2002. Per capita GDP increased from $276 in 1982 to $392 in 1992 and $967 in 2002. At present, China ranks as the world's sixth-largest economy, behind the US, Japan, Germany, the United Kingdom and France. Based on an accommodative fiscal policy that bolstered domestic demand and consumption, GDP growth averaged 7.6% between 1998 and 2002. In addition, China has successfully maintained a low rate of inflation.

      Looking forward, the Chinese government and the International Monetary Fund forecast GDP growth in the region of 8% in 2004. Over the long term, China's accession to the World Trade Organization (WTO) is expected to accelerate the capital flow to China from other developed countries.

      DOING BUSINESS IN CHINA

THE CHINESE LEGAL SYSTEM

      The practical effect of the People's Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws,

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

however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general state corporation laws generally enacted in the United States. Similarly, the People's Republic of Chinese accounting laws mandate accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The China accounting laws require that an annual "statutory audit" be performed in accordance with People's Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation.

      Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign- Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Because the terms of the respective Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden applying Chinese substantive law, the Chinese minority partner in our joint venture companies will not assume a privileged position regarding such disputes. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)."

ECONOMIC REFORM ISSUES

      Although the Chinese government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

o     We will be able to capitalize on economic reforms;

o The Chinese government will continue its pursuit of economic reform policies;

o     The economic policies, even if pursued, will be successful;

o     Economic policies will not be significantly altered from time to time; and

o Business operations in China will not become subject to the risk of nationalization.

      Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock.

      Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

      Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

      To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Xiao Ping Zhang - Chairman of the Board of Directors and CEO

From January 1990 until March 2004, Mr. Zhang served as the Chairman of Ruili Group Corporation, Ltd. From March 2004 to the present, he serves as Chairman and Chief Executive Officer of Fairford.

Xiao Feng Zhang - Chief Operating Officer and Director

From January 1990 until March 2004, Mr. Zhang served Vice President of Sales of Ruili Group Corporation, Ltd. From March 2004 to the present, he serves as the Chief Operating Officer of Fairford.

Zong Yun Zhou - Chief Financial Officer

From January 1996 until April 2002, Ms. Zhou served as the Head of the Auditing Department of Anhui Province, P.R. China. From April 2002 until March 2004 she was the Chief Financial Officer of Shanghai Huhao Auto parts Manufacturing Company Limited, a joint venture between the Ruili Group Corporation, Ltd. and the Shanghai Auto Group. From March 2004 to the present she serves as the Chief Financial Officer of Fairford.

Guang Kang Chang - Director

From January 1998 to the present, Mr. Chang served as the General Manager of Tanwan Taipei JieXiangHao Enterprise Company Limited Committees.

      The Company has no standing audit, nominating or compensation committee of the Board.

ITEM 5.  OTHER EVENTS.

      The Registrant has moved its principal executive offices from 936A Beachland Blvd., Suite 13, Vero Beach, Florida 32963 to No. 1169 Yumeng Road, Economic Development District, Rinca City, Zhejiang Province.

ITEM 7.  FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      a)    Pro Forma Financial Information.

      b)    Financial Statements of Businesses Acquired.

            The financial statements required by (a) and (b) of this Item 7 are set forth at the end of this Report.

      (c)   Exhibits.

 2.1  Share Exchange Agreement, dated as of April 2, 2004

 4.1  Certificate of Designations of Series A - Convertible Preferred Stock

10.1 Ruili Group Ruian Auto Parts Co., Ltd. - Contract of the Joint Venture - English Translation

ITEM 8.  CHANGE IN FISCAL YEAR

      Effective as of May 19, 2004 the Registrant's Board of Directors elected to change its fiscal year end from January 31 to December 31. A report on Form 10-Q for the quarter ended June 30, 2004 will be filed in accordance with the regulations.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE ENCHANTED VILLAGE, INC.

Date: May 21, 2004                 By:  /s/ Xiao Ping Zhang
                                       -----------------------------------------
                                   Name:  Xiao Ping Zhang
                                   Title: Chief Executive Officer

ENCHANTED VILLAGE INC.
PRO FORMA COMBINED FINANCIAL STATEMENTS
(SEE CONDENSED NOTES TO PRO FORMA FINANCIAL STATEMENTS)


PRO FORMA CONDENSED CONSOLDATED BALANCE       ENCHANTED    RUILI GROUP                                                  PRO FORMA
SHEET                                        VILLAGE INC.  CORPORATION      TOTAL               ADJUSTMENTS              COMBINED
                                              1/31/2004     12/31/2003     COMBINED         DR              CR            RESULTS
                                              (AUDITED)      (AUDITED)
                                             -----------    -----------   -----------   ----------      ----------      -----------

ASSETS
CURRENT ASSETS
   CASH                                      $        21    $       216   $       237                   $      216  A   $        21

   ACCOUNTS RECEIVABLE                                --         13,396        13,396                       10,239  A         3,157
   INVENTORIES                                        --          1,837         1,837                                         1,837
   PREPAYMENTS, DEPOSITS AND OTHER CURRENT
     ASSETS                                           --         34,954        34,954                       32,352  A         2,602

   PROPERTY, PLANT AND EQUIPMENT, NET                 --         30,327        30,327                       25,030  A         5,297

   OTHER ASSETS                                       --         11,828        11,828                       11,818  A            10
                                             -----------    -----------   -----------                                   -----------

TOTAL ASSETS                                 $        21    $    92,558   $    92,579                                   $    12,924
                                             ===========    ===========   ===========                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   SHORT TERM BANK BORROWINGS                $        --    $    13,169        13,169   $    8,578  A   $       --      $     4,591
   TRADE PAYABLES                                      3         15,891        15,894       15,891  A                             3

   OTHER PAYABLES AND ACCRUALS                        --          9,885         9,885        9,885  A                            --
   DUE TO RELATED COMPANY                             --          2,054         2,054        2,054  A                            --

LONG-TERM LIABILITIES                                 --         23,255        23,255       22,047  A                         1,208

MINORITY INTEREST                                     --             --            --                           75  A           751

STOCKHOLDERS' EQUITY
   PREFERRED STOCK                                    --             --                                      1,000  B         1,000

   COMMON STOCK                                        9             --             9           --              --                9


   ADDITIONAL PAID-IN CAPITAL                        653         26,884        27,537       23,090  A           --            2,803
                                                                                             1,000  B
                                                                                               644  C

   RETAINED EARNINGS (ACCUMULATED DEFICIT)          (644)         1,420           776                        1,139  A         2,559
                                                                                                               644  C
                                             -----------    -----------   -----------   ----------      ----------      -----------
TOTAL LIABILITIES AND OWNERS EQUITY          $        21    $    92,558   $    92,579   $   83,189          83,189      $    12,924
                                             ===========    ===========   ===========                                   ===========

PRO FORMA ADJUSTMENTS

A - TO REMOVE ITEMS NOT TRANSFERRED FROM RUILI GROUP TO FAIRFORD PURSUANT TO JOINT VENTURE AGREEMENT.

B - TO RECORD ISSUANCE OF CONVERTIBLE PREFERRED STOCK TO ACQUIRE ALL OF THE ISSUED AND OUTSTANDING SHARES OF FAIRFORD.

C - TO ELIMINATE PRE-ACQUISITION ACCUMULATED DEFICIT AGAINST ADDITIONAL PAID-IN CAPITAL.

PRO FORMA CONDENSED CONSOLDATED STATEMENT
OF OPERATIONS

PRO FORMA CONDENSED CONSOLDATED STATEMENT     ENCHANTED    RUILI GROUP                                                  PRO FORMA
OF OPERATIONS                                VILLAGE INC.  CORPORATION      TOTAL               ADJUSTMENTS              COMBINED
                                              1/31/2004     12/31/2003     COMBINED         DR              CR            RESULTS
                                              (AUDITED)      (AUDITED)
                                             -----------    -----------   -----------   ----------      ----------      -----------

SALES                                        $        --    $    33,121   $    33,121                                   $    33,121
COSTS OF SALES                                        --         26,297        26,297                        34 A            26,263
                                             -----------    -----------   -----------                                   -----------
GROSS PROFIT                                          --          6,824         6,824                                         6,858

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                           248          4,983         5,231                      1533 A             3,698

OTHER INCOME (EXPENSE)                                 2           (234)         (232)                      670 A               438
                                             -----------    -----------   -----------                                   -----------
OPERATING PROFIT (LOSS) BEFORE TAXES
  AND MINORITY INTEREST                             (246)         1,607         1,361                                         3,598

PROVISION FOR INCOME TAXES                            --           (457)         (457)      89                                 (546)
                                             -----------    -----------   -----------                                   -----------
NET PROFIT (LOSS) BEFORE MINORITY
  INTEREST                                          (246)         1,150           904                                         3,052

MINORITY INTEREST                                     --             --            --      330 A                               (330)
                                             -----------    -----------   -----------   ----------      ----------      -----------
NET PROFIT (LOSS)                            $      (246)   $     1,150   $       904      419             2237         $     2,722
                                             ===========    ===========   ===========                                   ===========


EARNINGS PER SHARE                           $     (0.17)                                                               $      1.88
                                             ===========                                                                ===========

WEIGHTED AVERAGE SHARES OUTSTANDING            1,447,279                                                            D     1,447,279
                                             ===========                                                                ===========

D  -  CONVERTIBLE  PREFERRED  SHARES  HAVE NOT  BEEN  CONSIDERED  BECAUSE  AN
      AMENDMENT HAS NOT BEEN FILED TO THE CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE COMPLETION OF THE PROPOSED ACQUISITION.

ENCHANTED VILLAGE INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
================================================================================

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements of Enchanted Village Inc. ("EVI") have been prepared by management to give effect to the proposed acquisition (the "acquisition") of Fairford Holdings Limited, a Hong Kong limited liability company ("Fairford"). EVI proposed to acquire all of the issued and outstanding shares of Fairford in exchange for the issuance by EVI of shares of EVI Preferred Stock which, when converted into Common Stock, will represent 97.5% of the then issued and outstanding common shares of EVI after giving effect to the acquisition.

Fairford owns 90% of the capital stock of Ruili Group Ruian Auto Parts Co., Ltd. ("Ruili JV"), a sino-foreign equity joint venture established pursuant to the laws of the People's Republic of China. Ruili JV was established on March 4, 2004, and was capitalized by transferring the relevant assets and liabilities of Ruili Group Corporation China ("Ruili Goup") including trade receivables, inventories, plant and machineries, and short and long-term borrowings from the Ruili Group to Fairford at a consideration of $6,406,780, which Fairford in turn, injected as a capital contribution for a 90% interest in the Ruili JV. The remaining 10% capital contribution resulted from the Ruili Group's additional inventories. Ruili Group retained ownership of certain assets and liabilities including land use rights, buildings, prepayment and deposits of real estate investments, bank balances, borrowings, claims and contingent liabilities.

Since only certain assets and liabilities were contributed to the Ruili JV, the full financial statements of the Ruili Group have been presented to provide a complete and comprehensive financial history of the acquired business. Elimination of the specified assets and liabilities not acquired is depicted in the pro forma financial statements presenting the effects of the acquisition.

The transferred business is engaged in the manufacture and sale of automobile valve and automobile valve related products.

THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF EVI HAVE BEEN PREPARED FROM THE FOLLOWING:

(i) the audited financial statements of EVI as of January 31, 2004

(ii) the audited financial statements of Ruili Group Corporation China for the year ended December 31, 2003

(iii) pro forma adjustments depicting the elements not transferred to the newly formed joint venture company.

The pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and should be read in conjunction with the foregoing financial statements and notes thereto.

The pro forma consolidated financial statements are not intended to reflect the actual results of operations or the financial position of EVI, which would have actually resulted had the acquisition and related transactions and other pro forma adjustments been effected on the date indicated. Further, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or the financial position that may be obtained in the future.

The acquisition will be accounted for as a reverse takeover whereby Ruili JV's historical carrying value is the carryover basis recognized in the pro forma consolidated financial statements.

2. STOCKHOLDERS' EQUITY

EVI's authorized capital is 5,000,000 shares of $1 par value preferred stock and 50,000,000 shares of $0.002 par value common stock. Pursuant to the proposed acquisition, EVI has acquired all of the issued and outstanding shares of Fairford in exchange for the issuance by EVI 1,000,000 shares of EVI Series A Convertible Preferred Stock which, when are convertible into approximately
194,305,800 shares of common stock, representing 97.5% of the then issued and outstanding common shares of EVI after giving effect to the acquisition.

VOTING RIGHTS. The Series A Preferred Stock ranks (i) on a parity with the common stock (as if the Series A Preferred Stock had been converted into common stock) and (ii) junior to any other class of Preferred Stock. The holders of Series A Preferred Stock have full voting rights and powers and are entitled to vote on all matters as to which the holders of common stock are entitled to vote. Each holder of shares of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A would be convertible on the record date for the vote which is being taken.

DIVIDEND RIGHTS. If any dividends or other distributions on common stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the common stock and the Series A Preferred Stock. The holders of the Series A Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Corporation entitled to receive payment of such dividends into the maximum number of shares of common stock such Series A shares are convertible.

CONVERSION RIGHTS.

Automatic conversion of Series A Preferred Stock. All shares of Series A Preferred Stock outstanding shall automatically convert without any further action of the holders thereof into shares of common stock at the conversion rate immediately upon (i) the filing of an amendment to the certificate of incorporation with the Delaware Secretary of State after the original issue date to (a) increase the authorized shares of common stock to two hundred million (200,000,000) or (b) (ii) the approval and effectiveness of a one for fifteen reverse stock split of the outstanding shares of common stock of the company.

Conversion ratio. The number of shares of common stock issuable upon conversion of any Series A Preferred Stock shall be issued at the rate of 194.3058 shares of common stock for every one share of Series A Preferred Stock.

Anti-dilution adjustments. The conversion rate is adjusted proportionately, as necessary, if the company declares a dividend on the common stock payable in shares of its capital stock, subdivides the outstanding common stock, combines the outstanding common stock into a smaller number of shares, or issues any shares of its capital stock in a reclassification of the common stock (i.e., in connection with a consolidation or merger).

                          RUILI GROUP CORPORATION CHINA
                          INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Independent Auditors' Report................................................2

Balance Sheets..............................................................3

Income Statements...........................................................4

Statements of Changes in Owners' Equity.....................................5

Statements of Cash Flows....................................................6

Notes to Financial Statements...............................................7-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Ruili Group Corporation China

We have audited the accompanying balance sheets of Ruili Group Corporation China, a People's Republic of China limited liability company, (the "Company"), as of December 31, 2003 and 2002, and the related statements of income, changes in owners' equity, and cash flows for the three preceding years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the periods indicated, in conformity with generally accepted accounting principles in the United States of America.


Clancy and Co., P.L.L.C.
Phoenix, Arizona

April 1, 2004

                         RUILI GROUP CORPORATION CHINA
                                 BALANCE SHEETS
                                  DECEMBER 31
                      (IN THOUSANDS OF US DOLLARS-US$'000)

                        ASSETS                             2003         2002
-----------------------------------------------------   ----------   ----------
CURRENT ASSETS
   Cash and cash equivalents                            $      216   $       26
   Trade receivables, net of allowance
      of $36 (2002: $37)                                    13,396        9,338
   Inventories (Note 3)                                      1,837        2,563
   Prepayments, deposits and other current
      assets (Note 4)                                       34,954        4,338
                                                        ----------   ----------
Total current assets                                        50,403       16,265

PROPERTY, PLANT AND EQUIPMENT, NET (Note 5)                 30,327       24,261

OTHER ASSETS
   Intangible assets                                            10           15
   Prepayments and deposits (Note 4)                        11,818        2,743
                                                        ----------   ----------
Total other assets                                          11,828        2,758
                                                        ----------   ----------

TOTAL ASSETS                                            $   92,558   $   43,284
                                                        ==========   ==========

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
   Short-term bank borrowings (Note 7)                  $   13,169   $    4,349
   Trade payables                                           15,891        3,376
   Other payables and accruals (Note 6)                      9,763        3,456
   Income tax payable (Note 8)                                 122          100
   Due to related company (Note 2)                           2,054         --
                                                        ----------   ----------
Total current liabilities                                   40,999       11,281

LONG-TERM LIABILITIES
   Long-term bank borrowings (Note 7)                       10,365        3,600
   Shareholders' loan (Note 2)                              12,890       10,985
                                                        ----------   ----------
Total long-term liabilities                                 23,255       14,585
                                                        ----------   ----------

TOTAL LIABILITIES                                           64,254       25,866

OWNERS' EQUITY                                              28,304       17,418
                                                        ----------   ----------

TOTAL LIABILITIES AND OWNERS' EQUITY                    $   92,558   $   43,284
                                                        ==========   ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          RUILI GROUP CORPORATION CHINA
                                INCOME STATEMENTS
                             YEARS ENDED DECEMBER 31
                      (IN THOUSANDS OF US DOLLARS-US$'000)

                                            2003          2002           2001
                                         ----------    ----------    ----------

NET REVENUES                             $   33,121    $   24,250    $   14,284

COSTS OF REVENUES                            26,297        19,113        11,334
                                         ----------    ----------    ----------

GROSS PROFIT                                  6,824         5,137         2,950

OPERATING EXPENSES
   Selling and marketing expenses             2,557         2,222         1,232
   General and administrative expenses        2,426         1,989         1,160
                                         ----------    ----------    ----------
Total operating expenses                      4,983         4,211         2,392
                                         ----------    ----------    ----------

OPERATING EARNINGS                            1,841           926           558

OTHER INCOME (EXPENSE)
   Other income (Note 9)                      1,011           480            91
   Interest expense - related party            (629)         (427)         (222)
(Note 2)
   Interest expense                            (616)         (253)          (80)
                                         ----------    ----------    ----------
Total other income (expense)                   (234)         (200)         (211)
                                         ----------    ----------    ----------

NET EARNINGS BEFORE TAXES                     1,607           726           347

PROVISION FOR INCOME TAXES (Note 8)             457           288           267
                                         ----------    ----------    ----------

NET EARNINGS                             $    1,150    $      438    $       80
                                         ==========    ==========    ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          RUILI GROUP CORPORATION CHINA
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
                             YEARS ENDED DECEMBER 31
                      (IN THOUSANDS OF US DOLLARS-US$'000)

                                                   RETAINED
                                                   EARNINGS/
                                   CAPITAL        ACCUMULATED
                                CONTRIBUTIONS       DEFICIT           TOTAL
                                -------------    -------------    -------------

BALANCE, DECEMBER 31, 2000      $      10,564    $        (248)   $      10,316
   Net earnings                            --               80               80
   Capital contributions
   from owners                          3,651               --            3,651
                                -------------    -------------    -------------
BALANCE, DECEMBER 31, 2001             14,215             (168)          14,047
   Net earnings                            --              438              438
   Capital contributions
   from owners                          3,085               --            3,085
   Distributions to owners               (152)              --             (152)
                                -------------    -------------    -------------
BALANCE, DECEMBER 31, 2002             17,148              270           17,418
   Net earnings                            --            1,150            1,150
   Capital contributions
   from owners                          9,736               --            9,736
                                -------------    -------------    -------------
BALANCE, DECEMBER 31, 2003      $      26,884    $       1,420    $      28,304
                                =============    =============    =============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          RUILI GROUP CORPORATION CHINA
                            STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31
                      (IN THOUSANDS OF US DOLLARS-US$'000)

                                                            2003          2002          2001
                                                         ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings                                          $    1,150    $      438    $       80
   Adjustments to reconcile net earnings to net cash
    flows used in operating activities
   Depreciation and amortization                              1,798         1,131           639
   Provision for bad debt                                        12           282            36
   Changes in assets and liabilities
      (Increase) decrease in trade receivables               (4,058)       (3,215)       (1,492)
      (Increase) decrease in inventories                        726        (1,002)         (371)
      (Increase) decrease in prepayments, deposits and
          other current assets                              (30,616)       (2,096)          638
       Increase (decrease) in trade payables                 12,515           551          (920)
       Increase (decrease) in other payables and
          accruals                                            6,301         1,706           489
       Increase (decrease) in income taxes payable               22           (74)          152
                                                         ----------    ----------    ----------
   Net cash used in operating activities                    (12,150)       (2,279)         (749)

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of property, plant and equipment              (7,865)       (9,405)       (8,493)
   Prepayments and deposits                                  (9,075)       (2,435)        1,277
                                                         ----------    ----------    ----------
Net cash flows used in investing activities                 (16,940)      (11,840)       (7,216)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from bank loans                                  15,585         3,319         3,545
   Capital contributions from owners'                         9,736         3,085         3,651
   Distributions to owners'                                    --            (152)         --
   Proceeds from shareholders' loans                          1,905         7,673           843
   Advances from a related company                            2,054          --            --
                                                         ----------    ----------    ----------
Net cash flows provided by financing activities              29,280        13,925         8,039
                                                         ----------    ----------    ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                190          (194)           74

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     26           220           146
                                                         ----------    ----------    ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                   $      216    $       26    $      220
                                                         ==========    ==========    ==========

CASH PAID FOR:
   INTEREST                                              $    1,245    $      680    $      302
                                                         ==========    ==========    ==========

   INCOME TAXES                                          $      435    $      362    $      115
                                                         ==========    ==========    ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          RUILI GROUP CORPORATION CHINA
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002
                (AMOUNTS IN TABLES ARE IN THOUSANDS OF US$'000'S)

================================================================================

        NOTE 1-ORGANIZATION / SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Ruili Group Corporation China ("the Company") was incorporated on December 8, 1997 in the People's Republic of China ("PRC") with limited liability. The principal activities of the Company are the manufacture and sale of automobile valves and automobile valve related products and investment holding in private companies incorporated in the PRC which were principally engaged in real estate development projects and automobile fittings manufacturing ventures.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting method - The Company uses the accrual method of accounting for financial statement and tax return purposes.

Use of estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Fair value of financial instruments - For certain of the Company's financial instruments, including cash and cash equivalents, trade receivables and payables, prepaid expenses, deposits and other current assets, short-term bank borrowings, and other payables and accruals, the carrying amounts approximate fair values due to their short maturities.

      Related party transactions - A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

      Segment information - The Company policy is that a business segment is a distinguishable component of the Company that is engaged in providing products or services and is subject to risks and rewards that are different from those of other segments. (See Note 10)

Financial risk factors and financial risk management - The Company is exposed to the following risk factors:

(i) Credit risks - The Company has policies in place to ensure that sales of products are made to customers with an appropriate credit history. The Company had two customers that each accounted for more than 10% of its revenues representing approximately 65% of its total revenues for 2003 and 2002, and three customers that each accounted for more than 10% of its revenues representing approximately 67% of its total revenues in 2001. The Company also has a concentration of credit risk due to geographic sales as a majority of its products are marketed and sold in the PRC.

(ii) Liquidity risks - Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed credit facilities and ability to close out market positions.

(iii) Interest rate risk - The interest rate and terms of repayments of short-term and long-term bank borrowings are both 4% per annum. The Company's income and cash flows are substantially independent of changes in market interest rates. The Company has no significant interest-bearing assets. The Company's policy is to maintain all of its borrowings in fixed rate instruments.

(iv) Foreign exchange risk - The Company has no significant foreign exchange risk due to limited foreign currency transactions.

Cash and cash equivalents - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or net realizable value, with cost computed on a weighted-average basis. Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. .

Property, plant and equipment - Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The initial cost of the asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Depreciation is provided using the straight-line method over the assets estimated useful life for periods ranging from ten to twenty years. Significant improvements and betterments are capitalized where it is probable that the expenditure resulted in an increase in the future economic benefits expected to be obtained form the use of the asset beyond its originally assessed standard of performance. Routine repairs and maintenance are expensed when incurred. Gains and losses on disposal of fixed assets are recognized in the income statement based on the net disposal proceeds less the carrying amount of the assets.

Construction-in-progress - Construction-in-progress represents buildings and plant under construction and machinery and equipment under installation and testing, and is stated at cost. This includes cost of construction, plant and equipment and other direct costs plus borrowing costs which include interest charges and exchange differences arising from foreign currency borrowings used to finance these projects during the construction period, to the extent these are regarded as an adjustment to interest costs. Construction-in-progress is not depreciated until such time as the assets are completed and put into operational use. Capitalized interest amounted to approximately nil in 2003, $156,000 in 2002 and $48,000 in 2001.

Impairment of long-lived assets - Long-lived assets, such as property, plant and equipment and other non-current assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Intangible assets - Intangible assets represent technology know-how. Intangible assets are measured initially at cost. Intangible assets are recognized if it is probable that the future economic benefits that are attributable to the asset will flow to the enterprise and the cost of the asset can be measured reliably. After initial recognition, intangible assets are measured at cost less any impairment losses. Intangible assets with definite useful lives are amortized on a straight-line basis over their useful lives. The gross carrying amount of the intangible assets was approximately $51,000, accumulated amortization at December 31, 2003 was $41,000 (2002: $36,000), and amortization expense for the periods presented was $5,000 per year. Future amortization expense is $5,000 per year for 2004 and 2005.

Trade receivables and allowance for bad debts - The Company presents trade, net of allowances for doubtful accounts and returns, to ensure accounts receivable are not overstated due to uncollectibility. Trade receivables generated from credit sales have general credit terms of 45 to 60days. The allowances are calculated based on detailed review of certain individual customer accounts, historical rates and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Some of the Company's customers issue bank bills to guarantee payment of trade receivables within six months and the Company is entitled to the funds upon maturity, or earlier if the Company chooses to sell these bills at a discount for cash. Trade receivables secured by bank bills, which are included in trade receivables at December 31, 2003, were approximately $1,899,000 (2002: $1,669,000).

Revenue recognition - Revenues from the sale of goods is recognized when the risks and rewards of ownership of the goods have transferred to the buyer. Revenues consist of the invoice value for the sale of goods and services net of value-added tax ("VAT"), rebates and discounts. The Company is subject to the following surtaxes, which are recorded as deductions from gross sales: City Development Tax (levied at 5 to 7 % of net VAT payable) and Education Supplementary Tax (levied at 3% of net VAT payable).

Shipping and handling fees - Shipping and handling fees are classified as selling expenses and amounted to approximately $1,451,000 in 2003, $1,288,000 in 2002, and $721,000 in 2001.

Research and development expenses - Research and development costs are expensed as incurred and amounted to approximately $4,000 in 2003, $17,000 in 2002, and $173,000 in 2001.

Advertising costs - Advertising costs are expensed as incurred and amounted to approximately $37,000 in 2003, $21,000 in 2002, and $8,000 in 2001.

Warranty claims - The Company offers product warranties for certain products. The specific terms and conditions of such warranties vary depending on the product or customer contract requirements. Warranty claims amounted to approximately $379,000 in 2003, $94,000 in 2002, and $27,000 in 2001. The
Company does not accrue the costs of unsettled product warranty claims because, historically, the amounts have been immaterial to total revenues.

Income taxes - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS" No. 109), "Accounting for Income Taxes," whereby deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary; to reduce deferred income tax assets to the amount expected to be realized.

Foreign currency translation - The reporting currency of the Company is U.S. dollars and the financial records are maintained and the financial statements are prepared in Renminbi ("RMB"). Transactions in other currencies are translated into the reporting currencies at exchange rates prevailing at the time of the transactions. Monetary assets and liabilities denominated in other currencies at the balance sheet date are re-translated at exchange rates prevailing at that date. Non-monetary assets and liabilities in other currencies are translated at historical rates. Exchanges differences are recognized in the income statement in the period in which they arise.

      Recent accounting pronouncements - The Financial Accounting Standards Board issued the following new accounting pronouncements during 2003:

Interpretation  No.  46  "Consolidation  of  Variable  Interest   Entities,   an
Interpretation of ARB No. 51" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 does not have any impact on the financial position or results of operations of the Company.

In April 2003, the FASB issued SFAS No. 149, "Accounting for Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is generally effective for contracts entered into or modified after June 30, 2003, and all provisions should be applied prospectively. This statement does not affect the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a lability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. This statement does not affect the Company.

NOTE 2 - RELATED PARTY TRANSACTIONS

The amount due to a related company is unsecured, interest free and recoverable on demand.

The amounts due to shareholders are unsecured and repayable on demand. Interest is charged at the prevailing market interest rates. Interest expense on shareholders' loans amounted to approximately $629,000 for 2003, $427,000 for 2002 and $222,000 for 2001. (See Note 6 for accrued interest - related party).

During 2002, the Company purchased plant and equipment from a related party via a joint venture investment of the Company for approximately $84,000.

NOTE 3 - INVENTORIES

Inventories consist of the following:

                                 2003       2002
                                ------     ------
Raw materials                   $  503     $  587
Work in process                    607        972
Finished goods                     727      1,004
                                ------     ------
                                $1,837     $2,563
                                ======     ======


NOTE 4 - PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

Prepayments, deposits and other receivables classified as current assets consist of the following:

                                  2003        2002
                                -------     -------
Prepayments                     $17,712     $ 2,304
Deferred expenses                 1,094          77
Other receivables                16,148       1,957
                                -------     -------
                                $34,954     $ 4,338
                                =======     =======

Prepayments and deposits classified as non-current of $11,818,000 and $2,743,000 at December 31, 2003 and 2002, respectively, represent the Company's various interests in PRC private companies, which are mainly engaged in the manufacture and sale of automobile fittings and real estate development. These investments are accounted for at cost, less provision for any impairment. The Company has no investments in marketable securities. These amounts have been classified as non-current because all of the investments are in the preliminary stage and no formal investment agreement/contracts have been issued.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                  2003        2002
                                -------     -------
Leasehold land and buildings    $13,470     $ 4,289
Plant and equipment              10,952       7,685
Motor vehicles                      979         846
Land use right                    1,805          --
                                -------     -------
                                 27,206      12,820
Accumulated depreciation          5,211       3,425
                                -------     -------
Net book value                   21,995       9,395
Investment properties                10
                                              2,288
Construction-in-progress          6,044      14,856
                                -------     -------
Total                           $30,327     $24,261
                                =======     =======

Certain leasehold land and buildings and investment properties were pledged to the bank for banking facilities. (See Note 7) All buildings and leasehold improvements and investment properties were situated in the PRC and held under medium term of leases.

Depreciation expense charged to operations was approximately $1,786,000 for 2003, $1,119,000 for 2002, and $627,000 for 2001. Amortization of leasehold improvements for investment properties was $12,000 for each period presented.

NOTE 6 - OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following:

                                       2003       2002
                                     -------    -------
Other payables                       $ 8,069    $ 1,875
Accrued staff salaries and bonus       1,315        893
Accrued interest - related party         312        688
Accrued interest - bank
borrowings                                67       --
                                     -------    -------
                                     $ 9,763    $ 3,456
                                     =======    =======

NOTE 7 - BANK BORROWINGS

Bank borrowings represent the following at December 31:

                                  2003        2002
                                --------    --------
Secured                         $ 23,534    $   --
Unsecured                           --         7,949
                                --------    --------
                                  23,534       7,949
Less current portion              13,169       4,349
                                --------    --------
Non-current portion             $ 10,365    $  3,600
                                ========    ========

The loans were  borrowed  from the banks and  secured by the  Company's  certain leasehold land and buildings and investment properties. No fixed term of repayment had been negotiated between the Company and the banks for loans over one year. As a result, there was no future maturity of the borrowings for the next five years. These bank borrowings were from the local banks or financial institutions and were for financing general working capital and investment in the real estate projects in the PRC. Interest was charged at approximately 5% per annum.

NOTE 8 - INCOME TAXES

Provision for income taxes consists of the following:

                                  2003      2002      2001
                                -------   -------   -------
Income tax expense
Current                         $   355   $   287   $   174
Prior year                          102         1        93
                                -------   -------   -------
                                $   457   $   288   $   267
                                =======   =======   =======


The reconciliation of the applicable tax rate to the effective tax rate is as follows:

                                      2003       2002      2001
                                    -------    -------   -------
Expected PRC income tax charge at
statutory tax rate of 33% (i)           530        239       114
Non-taxable income (ii)                (201)        --        --
Non-deductible expenses                  26         48        60
                                    -------    -------   -------
Current year income tax expense     $   355    $   287   $   174
                                    =======    =======   =======

(i) The provision of PRC income tax is calculated based on the statutory rate of 33% in accordance with the relevant PRC income tax rules and regulations for all periods presented.

(ii) Non-taxable income represented a government grant for the Company's investment in research and development of new products.

No provision for deferred tax liabilities has been made, as the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

NOTE 9 - OTHER INCOME

Other income consists of the following:

                                           2003         2002         2001
                                         --------     --------     --------
Rental income                            $    223     $      4     $     --
Motor vehicle insurance compensation           19            5           --
Claim on purchase of raw materials             12           --           --
Interest income                                48            1            1
Local government grants                       611          437           68
Sundry income                                  98           33           22
                                         --------     --------     --------
                                         $  1,011     $    480     $     91
                                         ========     ========     ========

NOTE 10 - DEFINED CONTRIBUTION PLAN

As stipulated by the labor regulations of the PRC, the Company participates in various defined contribution retirement plans organized by municipal and provincial governments for its staff. The Company is required to make contributions to the retirement plans at rates ranging from 14% to 20% of the salaries, bonuses and certain allowances of its staff. A member of the plans is entitled to a pension equal to a fixed proportion of the salary prevailing at his or her retirement date. The Company has no other material obligation for the payment of its staff's retirement and other post-retirement benefits other than the contributions described above. The Company's contributions for the years ended December 31, 2001, 2002, and 2003 were approximately $92,000, $249,000, and $258,000 respectively.

NOTE 11 - CAPITAL COMMITMENTS

The Company was committed under contract for the purchase of leasehold land for $1,924,000 in 2003. The Company was committed under contract for commitments in construction-in-progress for $3,736,000 in 2002. These amounts were not provided for in the financial statements.

NOTE 12 - SEGMENT INFORMATION

In accordance with the Company's internal financial reporting system, the Company has determined business segments as the primary reporting format and geographical segment information as the secondary reporting format.

(A) PRIMARY REPORTING FORMAT - BUSINESS SEGMENTS


                                               MANUFACTURE
                                               AND SALE OF
                                                AUTOMOBILE
2003 (IN US$ `000'S)                            VALVE AND
                                              VALVE-RELATED   INVESTMENT
                                                 PRODUCTS       HOLDING       TOTAL
                                              ----------------------------------------
REVENUES                                      $      33,121   $        --   $   33,121
                                              =============   ===========   ==========

Segment results                                       3,409        (1,568)       1,841
Other income                                            775           236        1,011
Interest expense                                       (340)         (905)      (1,245)
                                              -------------   -----------   ----------
Earning before taxes                                  3,844        (2,237)       1,607
Provision for income taxes                              457            --          457
                                              -------------   -----------   ----------
NET EARNINGS                                  $       3,387   $    (2,237)  $    1,150
                                              =============   ===========   ==========

Segment assets                                       12,903        37,088       49,991
Unallocated assets                                                              42,567
                                                                            ----------
TOTAL ASSETS                                                                $   92,558
                                                                            ==========

Segment liabilities                                   5,799        33,011       38,810
Unallocated liabilities                                                         25,444
                                                                            ----------
TOTAL LIABILITIES                                                           $   64,254
                                                                            ==========

Capital expenditures                                  2,016         3,043        5,059
Unallocated capital expenditures                                                 2,613
                                                                            ----------
TOTAL CAPITAL EXPENDITURES                                                  $    7,672
                                                                            ==========

Depreciation and amortization                           610             1          611
Unallocated depreciation and amortization                                        1,176
                                                                            ----------
TOTAL DEPRECIATION AND AMORTIZATION                                         $    1,787
                                                                            ==========

                                               MANUFACTURE
                                               AND SALE OF
                                                AUTOMOBILE
2002 (IN US$ `000'S)                            VALVE AND
                                              VALVE-RELATED   INVESTMENT
                                                 PRODUCTS       HOLDING       TOTAL
                                              ----------------------------------------
REVENUES                                      $      24,250   $        --   $   24,250

Segment results                                       1,540          (614)         926
Other income                                            480            --          480
Interest expense                                       (213)         (467)        (680)
                                              -------------   -----------   ----------
Earning before taxes                                  1,807        (1,081)         726
Provision for income taxes                             (288)           --         (288)
                                              -------------   -----------   ----------
NET EARNINGS                                  $       1,519   $    (1,081)  $      438
                                              =============   ===========   ==========

Segment assets                                        7,852         2,595       10,447
Unallocated assets                                                              32,837
                                                                            ----------
TOTAL ASSETS                                                                $   43,284
                                                                            ==========

Segment liabilities                                   3,637        16,602       20,239
Unallocated liabilities                                                          5,627
                                                                            ----------
TOTAL LIABILITIES                                                           $   25,866
                                                                            ==========

Capital expenditures                                  1,662         2,268        3,930
Unallocated capital expenditures                                                 5,315
                                                                            ----------
TOTAL CAPITAL EXPENDITURES                                                  $    9,245
                                                                            ==========

Depreciation and amortization                           345            --          345
Unallocated depreciation and amortization                                          774
                                                                            ----------
TOTAL DEPRECIATION AND AMORTIZATION                                         $    1,119
                                                                            ==========

                                               MANUFACTURE
                                               AND SALE OF
                                                AUTOMOBILE
2001 (IN US$ `000'S)                            VALVE AND
                                              VALVE-RELATED   INVESTMENT
                                                 PRODUCTS       HOLDING       TOTAL
                                              ----------------------------------------
REVENUES                                      $      14,284   $        --   $   14,284
                                              =============   ===========   ==========

Segment results                                         746          (188)         558
Other income                                             91            --           91
Interest expense                                       (121)         (181)        (302)
                                              -------------   -----------   ----------
Earning before taxes                                    716          (369)         347
Provision for income taxes                             (267)           --         (267)
                                              -------------   -----------   ----------
NET EARNINGS                                  $         449   $      (369)  $       80
                                              =============   ===========   ==========

Segment assets                                        4,779         1,673        6,452
Unallocated assets                                                              20,268
                                                                            ----------
TOTAL ASSETS                                                                $   26,720
                                                                            ==========

Segment liabilities                                   3,637         5,855        9,492
Unallocated liabilities                                                          3,181
                                                                            ----------
TOTAL LIABILITIES                                                           $   12,673
                                                                            ==========

Capital expenditures                                  1,873         1,654        3,527
Unallocated capital expenditures                                                 4,942
                                                                            ----------
TOTAL CAPITAL EXPENDITURES                                                  $    8,469
                                                                            ==========

Depreciation and amortization                           256            --          256
Unallocated depreciation and amortization                                          205
                                                                            ----------
TOTAL DEPRECIATION AND AMORTIZATION                                         $      461
                                                                            ==========

(B)                   SECONDARY REPORTING FORMAT - GEOGRAPHICAL SEGMENTS


(US$'000'S)                                         NORTH
                     PRC       ASIA      AFRICA    AMERICA    OTHERS     TOTAL
                   -------------------------------------------------------------
2003
SEGMENT REVENUE   $26,974    $ 2,846    $ 1,234    $ 1,123    $   944    $33,121
SEGMENT RESULTS       937         99         43         39         32      1,150

2002
SEGMENT REVENUE    20,711      2,034        532        472        501     24,250
SEGMENT RESULTS       374         37         10          9          8        438

2001
SEGMENT REVENUE    12,274      1,139        357        236        278     14,284
SEGMENT RESULTS        69          6          2          1          2         80

Analysis of assets and liabilities by business segment and by geographical segment have not been prepared as most of the assets and liabilities were unable to be allocated in view of the nature of the Company's business.

NOTE 13 - SUBSEQUENT EVENTS

Subsequent   to  December   31,   2003,   the  Company   underwent  a  corporate
reorganization to restructure its business (the "Reorganization").

Pursuant  to the  Reorganization,  the  Company and  Fairford  Holdings  Limited
("Fairford"), a company incorporated on November 3, 2003, in Hong Kong with limited liability, with identical shareholders as the Company, established Ruili Group Ruian Auto Parts Co., Ltd., in the PRC as a sino-foreign equity joint venture company with limited liability (the "JV Company") on March 4, 2004.

As part of the Reorganization, the Company transferred to the JV Company the business of manufacture and sale of various kinds of automobile valves and related operations together with the relevant assets and liabilities (the "Transferred Business") effective from January 19, 2004. This was accomplished by firstly transferring the relevant assets and liabilities of the Transferred Business including trade receivables, inventories, plant and machineries, and short and long-term borrowings from the Company to Fairford at a consideration of $6,406,780. Fairford then injected these relevant assets and liabilities as capital contribution for 90% interest of the JV Company. The remaining 10%
capital contribution resulted from the Company's additional inventories. The assets and liabilities injected into the JV Company by the Company and Fairford represented all the relevant assets and liabilities of the Transferred Business. The Company retained ownership of certain assets and liabilities including land use rights, buildings, prepayment and deposits of real estate investments, bank balances, borrowings, claims and contingent liabilities (collectively the "Non-transferred Business").

In connection with the Reorganization, the factory premises were not transferred to the JV Company but retained by the Company. Pursuant to a rental agreement, the JV Company will lease the factory premises from the Company. The amount to be paid by the JV Company to the Company for leasing of the factory premises will be approximately $439,000 per annum and the rental period will be 15 years.

The following unaudited pro forma condensed balance sheets as of December 31, 2003 and 2002, and the related unaudited condensed income statements and cash flows for the three years ended December 31, 2003, 2002 and 2001, have been prepared on the basis that the acquisition took place as of the beginning of the period, January 1, 2001, for Fairford and its majority-owned subsidiary. The significant accounting policies are the same as those of the Company. Accordingly, the assets and liabilities transferred to the JV Company have been recognized at historical carrying amounts:

SUPPLEMENTARY CONDENSED PRO FORMA BALANCE SHEET:


ASSETS                                    2003       2002
                                        -------    -------
Current assets
   Trade receivables, net               $ 3,157    $ 1,387
   Inventories                            1,837      2,563
   Prepayment, deposits and other         2,602         --
receivables
                                        -------    -------
Total current assets                      7,596      3,950
Property, plant and equipment             5,297      3,891
Intangible assets                            10         11
                                        -------    -------
TOTAL ASSETS                            $12,903    $ 7,852
                                        =======    =======

LIABILITIES AND OWNERS' EQUITY
Current liabilities
   Short-term bank borrowings           $ 4,591    $ 3,020
   Trade payables                            --         12
                                        -------    -------
Total current liabilities                 4,591      3,032
Long-term bank borrowings                 1,208        605
                                        -------    -------
Total liabilities                         5,799      3,637

Minority interest                           751        384

Owners' equity                            6,353      3,831
                                        -------    -------

TOTAL LIABILITIES AND OWNERS' EQUITY    $12,903    $ 7,852
                                        =======    =======


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

SUPPLEMENTARY CONDENSED PRO FORMA INCOME STATEMENT:

                                              2003         2002         2001
                                            --------     --------     --------

Net revenues                                $ 33,121     $ 24,250     $ 14,284
Costs of revenues                            (26,263)     (19,040)     (11,317)
                                            --------     --------     --------
Gross profit                                   6,858        5,210        2,967
Operating expenses                            (3,449)      (3,670)      (2,221)
                                            --------     --------     --------
Operating earnings                             3,409        1,540          746
Other income (expense)                           435          267          (30)
                                            --------     --------     --------
Net earnings before taxes and minority         3,844        1,807          716
interest
Provision for income taxes                      (546)          --           --
Minority interest                               (330)        (181)         (72)
                                            --------     --------     --------
NET EARNINGS                                $  2,968     $  1,626     $    644
                                            ========     ========     ========

SUPPLEMENTARY CONDENSED PRO FORMA STATEMENT OF CASH FLOWS:

                                              2003         2002         2001
                                            --------     --------     --------
NET EARNINGS                                $  2,968     $  1,626     $    644
Minority interest                                330          181           72
Non-cash adjustments                             623          627          292
Net changes in working capital accounts       (3,633)      (2,425)      (1,455)
                                            --------     --------     --------
CASH FLOWS PROVIDED BY (USED IN)                 288            9         (447)
OPERATING ACTIVITIES

CASH FLOWS USED IN INVESTING ACTIVITIES       (2,016)      (1,662)      (1,885)

CASH FLOWS PROVIDED BY FINANCING               1,728        1,653        2,332
ACTIVITIES
                                            --------     --------     --------

Increase (decrease) in cash and cash              --           --           --
equivalents
Cash and cash equivalents,  beginning of          --           --           --
year
                                            --------     --------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR      $     --     $     --     $     --
                                            ========     ========     ========


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